INVESTMENT MANAGEMENT CONTRACT

                         TAX EXEMPT PROCEEDS FUND, INC.
                                  (the "Fund")

                               New York, New York

                                                            October 30, 2000

Reich & Tang Asset Management L.P.
600 Fifth Avenue
New York, New York  10022

Gentlemen:

                  We herewith confirm our agreement with you as follows:

     1. We propose to engage in the business of investing and reinvesting our assets in securities of the type, and in accordance with the limitations, specified in our Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933, including the Prospectus forming a part thereof (the "Registration Statement"), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by our Board of Directors. We enclose copies of the documents listed above and will furnish you such amendments thereto as may be made from time to time.

     2. (a) We hereby employ you to manage the investment and reinvestment of our assets as above specified, and, without limiting the generality of the foregoing, to provide the management and other services specified below.

     (b) Subject to the general control of our Board of Directors, you will make decisions with respect to all purchases and sales of our portfolio securities. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of our assets. In all purchases, sales and other transactions in our portfolio securities you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as our corporation itself might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

     (c) You will report to our Board of Directors at each meeting thereof all changes in our portfolio since your prior report, and will also keep us in touch with important developments affecting our portfolio and, on your own initiative, will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in our portfolio, the activities in which such entities engage, Federal income tax policies applicable to our investments, or the conditions prevailing in the money market or the economy generally. You will also furnish us with such statistical and analytical information with respect to our portfolio securities as you may believe appropriate or as we may reasonably request. In

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making such purchases and sales of our portfolio securities, you will comply with the policies set from time to time by our Board of Directors as well as the limitations imposed by our Articles of Incorporation and by the provisions of the Internal Revenue Code of 1986 and the 1940 Act relating to regulated investment companies and the limitations contained in the Registration Statement.

     (d) It is understood that you will from time to time employ, subcontract with or otherwise associate with yourself, entirely at your expense, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder. While this Agreement is in effect, you or persons affiliated with you, other than us ("your affiliates"), will provide persons satisfactory to our Board of Directors to be elected or appointed officers or employees of our corporation. These shall be a president, a secretary, a treasurer, and such additional officers and employees as may reasonably be necessary for the conduct of our business.

     (e) You or your affiliates will also provide persons, entirely at your expense, who may be our officers, to render accounting and related services, calculate net asset value and yield, prepare reports to and filings with regulatory authorities, and to perform such clerical, accounting and other office and shareholder services to us as we may from time to time request of you. Such personnel may be your employees or employees of your affiliates or of other organizations.

     (f) You or your affiliates will also furnish us without charge such additional administrative and management supervision and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject. You or your affiliates will also pay the expenses of promoting and advertising the sale of our shares and of printing and distributing the Fund's Prospectus to prospective investors. To the extent that you or your affiliates may make payments to securities dealers and other third parties who engage in the sale of our shares or who render shareholder support services, and that such payments may be deemed indirect financing of an activity primarily intended to result in the sale of shares of the Fund within the context of Rule 12b-1 under the 1940 Act (the "Rule"), then such payments by you shall be deemed to be authorized under the Fund's Distribution Plan adopted pursuant to the Rule. You will, in your sole discretion, determine the amount of such payments and may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount the Fund is required to pay you under this Agreement or any agreement. Any payments made by you for the purpose of distributing shares of the Fund are subject to compliance with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into by you and the participating organization.

                  3. You agree to be responsible for, and hereby assume the obligation for payment of, or shall reimburse us for, all our expenses (except for the fees payable to you hereunder) including without limitation: (a) brokerage and commission expenses; (b) Federal, state or local taxes, including issue and transfer taxes incurred by or levied on us; (c) commitment fees and certain insurance premiums and membership fees and dues in investment company organizations; (d) interest charges on borrowings; (e) charges and expenses of our custodian; (f) charges and expenses relating to the issuance, redemption, transfer and dividend disbursing functions for us; (g) telecommunications expenses; (h) recurring and non-recurring legal and accounting expenses; (i) costs of organizing and maintaining our existence as a corporation; (j) compensation, including directors' fees, of any of our directors, officers or employees and costs of other personnel providing services to us, as provided in subparagraph 2(e) above; (k) costs of stockholders' services; (l) costs of stockholders' reports, proxy solicitations, and corporate meetings; (m) fees and expenses of registering our shares under the appropriate Federal securities laws and of

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qualifying our shares under applicable state securities laws, including expenses attendant upon the initial registration and qualification of our shares and attendant upon renewals of, or amendment to, those registrations and qualifications; and (n) expenses of preparing, printing and delivering our prospectus to our existing shareholders and of printing shareholder application forms for shareholder accounts. In addition, while this Agreement is in effect, you will be responsible for any amount by which our annual operating expenses (excluding taxes, brokerage, interest and extraordinary expenses) exceed the limits on investment company expenses prescribed by any state in which the Fund's shares are qualified for sale.

                  4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

                  5. In consideration of the foregoing we will pay you a fee at the annual rate of .40 of 1% per annum of our average daily net assets up to $250 million; .35 of 1% per annum of our average daily net assets between $250 million and $500 million and .30 of 1% per annum of our average daily net assets over $500 million. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

                  6. This Agreement will become effective on the date hereof and shall remain in effect until the first meeting of our shareholders, annual or special, held after such date, and, if approved by the vote of a majority of our outstanding voting securities, as defined in the 1940 Act, at such meeting, shall continue in effect until September 30, 2002 and thereafter for successive twelve-month periods (computed from each October 1), provided that such continuation is specifically approved at least annually by our Board of Directors or by a majority vote of the holders of our outstanding voting securities, as defined in the 1940 Act, and, in either case, by a majority of those of our directors who are neither party to this Agreement nor, other than by their service as directors of the corporation, interested persons, as defined in the 1940 Act, of any such person who is party to this Agreement. Upon the effectiveness of this Agreement, it shall supersede all previous Agreements between us covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities, as defined in the 1940 Act, or by a vote of a majority of our entire Board of Directors, on sixty days' written notice to you, or by you on sixty days' written notice to us.

                  7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing laws and in applicable rules or regulations of the Securities and Exchange Commission.

                  8. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees or the officers and directors of Reich & Tang Asset Management, Inc., your general partner, who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in

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any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

                  If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

              Very truly yours,

              TAX EXEMPT PROCEEDS FUND, INC.


              By:  /s/ Bernadette N. Finn
                   ---------------------------------------
                    Name: Bernadette N. Finn
                    Title: Secretary

ACCEPTED:  October 30, 2000
           ---------------

REICH & TANG ASSET MANAGEMENT L.P.

By:  REICH & TANG ASSET MANAGEMENT, INC.,
         General Partner

By:  /s/ Lorraine C. Hysler
      Name: Lorraine C. Hysler
      Title: Executive Vice President

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